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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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/ /	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
TRM CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Shareholders
June 7, 2001

To Our Shareholders:

    The annual meeting of the shareholders of TRM Corporation, an Oregon corporation (the "Company"), will be held on Thursday, June 7, 2001, at 9:00 a.m. at the Kingstad Meeting Centers, 5933 NE Win Sivers Drive, Portland, Oregon 97207, for the following purposes:

  1.
  To elect three members of the Board of Directors for three-year terms.

  2.
  To transact such other business as may properly come before the meeting or any adjournment thereof.

    All shareholders are invited to attend the meeting. Holders of record of the Company's Common Stock at the close of business on April 13, 2001, are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors
/s/ DANIEL L. SPALDING Daniel L. Spalding Assistant Secretary

Portland, Oregon
April 23, 2001

    YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the annual meeting, please promptly sign and date your enclosed proxy and return it in the postage paid envelope.

    A shareholder who completes and returns the proxy and subsequently attends the meeting may elect to vote in person, since a proxy may be revoked at any time before it is voted. Retention of the proxy is not necessary for admission to the meeting.

PROXY STATEMENT

    The enclosed proxy is solicited by the Board of Directors of TRM Corporation (the "Company") for use at the 2001 Annual Meeting of Shareholders ("the Annual Meeting") to be held on Thursday, June 7, 2001, at 9:00 a.m. at the Kingstad Meeting Centers, 5933 NE Win Sivers Drive, Portland, Oregon 97207, and at any adjournments thereof.

    The cost of soliciting proxies will be borne by the Company, including expenses in connection with the preparation and mailing of the proxy statement, form of proxy and any other material furnished to the shareholders by the Company in connection with the annual meeting. In addition to the solicitation of proxies by mail, employees of the Company may also solicit proxies by telephone and personal contact. The Company has retained Corporate Investor Communications, Inc., to assist in the solicitation of proxies from brokers and other nominees at an estimated cost of $1,500. The Company's Annual Report to Shareholders covering the year ended December 31, 2000, which includes financial statements, is being mailed to shareholders together with these proxy materials on or about April 23, 2001.

    Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. The proxy may be revoked by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date. The proxy may also be revoked by affirmatively electing to vote in person while attending the meeting. However, a shareholder who attends the meeting need not revoke the proxy and vote in person unless he or she wishes to do so. All valid proxies will be voted at the meeting in accordance with the instructions given. If no instructions are given, the proxies will be voted for the election of the nominees for director. At the meeting, the presence in person or by proxy of the holders of a majority of the shares issued and outstanding will constitute a quorum for the transaction of business.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

    The Company's outstanding voting securities consist of Common Stock ("Common Stock") and Series A Preferred Stock ("Series A Preferred"). The record date for determining holders of Common Stock and Series A Preferred entitled to vote at the Annual Meeting is April 13, 2001. On that date, there were 7,063,190 shares of Common Stock and 1,777,778 shares of Series A Preferred outstanding, each entitled to one vote per share, voting together as one class. Neither the Common Stock nor the Series A Preferred has cumulative voting rights. Each share of Series A Preferred is convertible into .7499997 shares of Common Stock.

    The following table sets forth certain information regarding the beneficial ownership as of March 1, 2001, of the Common Stock (and the Series A Preferred on an as-converted basis) by (i) each person known by the Company to own beneficially more than five percent of the Common Stock, (ii) each director or person nominated to become a director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table, and (iv) all executive officers and directors as a group. Except as otherwise noted, the persons listed below have sole investment and voting power with respect to the Common Stock owned by them.

Beneficial Owner	Address	Shares Beneficially Owned(1)	Percent(2)
Daniel G. Cohen(3)	1818 Market Street, 28th Floor Philadelphia, PA 19103	2,889,335	30.1%
ReadyCash Investment Partners, L.P.(4)	1521 Locust Street, 4th Floor Philadelphia, PA 19102	2,435,079	25.6%
Safeco Corporation(5)	4333 Brooklyn Ave., NE Seattle, WA 98185	1,280,850	18.1%
Laifer Capital Management, Inc.(6)	45 West 45th Street, 9th Floor New York, NY 10036	1,326,963	17.8%
Frederick O. Paulsell(7)	1325 4th Avenue, Suite 1900 Seattle, WA 98101	851,712	12.0%

Edwin S. Chan(8)	c/o 5208 N.E. 122nd Avenue Portland, OR 97230-1074	504,618	7.1%
Marcia W. Zech(9)	3041 60th Avenue, S.E. Mercer Island, WA 98040	443,930	6.3%
Dimensional Fund Advisors, Inc.(10)	1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	441,300	6.2%
FBR Financial Services Partners, L.P.(11)	1001 Nineteenth Street North Arlington, VA 22209	421,035	5.6%
Edward E. Cohen(12)	1521 Locust Street, 4th Floor Philadelphia, PA 19102	341,118	4.8%
Frederic P. Stockton	c/o 5208 N.E. 122nd Avenue Portland, OR 97230-1074	230,851	3.2%
Paul M. Brown	c/o 5208 N.E. 122nd Avenue Portland, OR 97230-1074	111,746	1.6%
Danial J. Tierney	c/o 5208 N.E. 122nd Avenue Portland, OR 97230-1074	94,131	1.3%
Kathleen O. Hoogerhuis	c/o 5208 N.E. 122nd Avenue Portland, OR 97230-1074	28,588	*
Daniel L. Spalding	c/o 5208 N.E. 122nd Avenue Portland, OR 97230-1074	16,667	*
Joel R. Mesznik	470 Main Street, Suite 315 Ridgefield, CT 06877	14,250	*
Kent A. Godfrey	400 Technology Square, Floor 9 Cambridge, MA 02139	10,500	*
Gary M. Cosmer	c/o 5208 N.E. 122nd Avenue Portland, OR 97230-1074	10,407	*
Bryan R. Clark	c/o 5208 N.E. 122nd Avenue Portland, OR 97230-1074	8,000	*
Joseph G. Denton	4055 Valley View Lane, Suite 1000 Dallas, TX 75244	7,500	*
Kenneth L. Tepper	1535 Locust Street Philadelphia, PA 19102	7,500	*
Slavka B. Glaser	60 Wall Street New York, NY 10260	0	—
Hersh Kozlov	1940 Route 70 East, Suite 200 Cherry Hill, NJ 08003	0	—
Henry Sun	1201 Market Street, Suite 1600 Wilmington, DE 19801	0	—
Directors and executive officers as a group (17 persons)		4,622,305	45.2%

*
Represents less than 1 percent.

(1)
Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission (the "SEC"), and includes voting power and dispositive power with respect to shares. Shares are held with sole voting and dispositive power unless otherwise indicated. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage for the person holding such options, but are not deemed outstanding for computing the percentage for any other person. The numbers of shares that may be obtained upon exercise of options that are currently exercisable or exercisable within 60 days of March 1, 2001, are as follows: Mr. Edward Cohen 66,250 shares; Mr. Daniel Cohen 93,750 shares; Mr. Frederick Paulsell 61,250 shares; Mr. Joel Mesznik 11,250 shares; Mr. Kenneth Tepper 7,500 shares; Mr. Kent Godfrey 7,500 shares; Mr. Joseph Denton 7,500 shares; Mr. Frederic Stockton 218,750 shares; Mr. Paul Brown 110,000 shares; Ms. Kathleen Hoogerhuis 27,999 shares; Mr. Danial Tierney 91,000 shares; Mr. Daniel Spalding 16,667 shares; Mr. Gary Cosmer 10,000; Mr. Bryan Clark 8,000; Mr. Edwin Chan 15,000; and all executive officers and directors as a group, 737,416 shares.

(2)
Assumes the exercise of solely that individual's options or warrants, or conversion of solely that party's Series A Preferred, and issuance by the Company of the related number of shares of Common Stock.

(3)
Consists of shares that are beneficially owned by ReadyCash Investment Partners, L.P. ("ReadyCash"), 170,572 shares which Mr. Cohen has informed the Company he acquired, 189,934 shares owned by a partnership, the partners of which include Daniel Cohen and Edward Cohen, and 93,750 shares which are represented by options which are exercisable within 60 days of March 1, 2001. Mr. Daniel Cohen is the majority shareholder and an officer and director of the general partner of ReadyCash. Under current SEC rules, Mr. Cohen may be deemed to be the beneficial owner of shares owned by ReadyCash.

(4)
Represents the number of shares that may be acquired within 60 days pursuant to ReadyCash's (i) right to convert its Series A Preferred into shares of Common Stock and (ii) right to exercise its warrant to purchase shares of Common Stock. This information is based upon a Schedule 13D dated March 31, 2000, and filed with the SEC, reporting that ReadyCash had (i) sole voting power with respect to 1,252,541 shares and (ii) sole dispositive power with respect to 199,641 shares. ReadyCash's holdings consist of 550,266 shares of Series A Preferred which are convertible into 412,699 shares of Common Stock, and warrants to purchase 199,641 shares of Common Stock. ReadyCash's beneficial ownership also includes 769,839 shares of Common Stock held by ReadyCash under a three-year irrevocable proxy given by third parties to vote the shares, and 1,052,900 shares of Common Stock held by ReadyCash under a three-year irrevocable proxy given by Laifer Capital Management to vote the shares. These proxies terminate on the earlier of June 24, 2001, or the conversion of the Series A Preferred into Common Stock.

(5)
This information is based upon a Schedule 13G dated January 12, 2001, and filed with the SEC, disclaiming beneficial ownership of these shares. The shares are beneficially owned by registered investment companies for which a subsidiary of Safeco Corporation serves as an adviser. Because of its ownership or control of one or more investment companies which directly own shares, Safeco Corporation may be considered an indirect beneficial owner of these shares.

(6)
This information is based upon a Schedule 13D filed with the SEC on January 13, 1999, reporting that Laifer Capital Management, Inc. ("Laifer") had (i) sole voting power with respect to 809,970 shares and shared voting power with respect to no shares and (ii) sole dispositive power with respect to 809,970 shares and shared dispositive power with respect to an additional 516,992 shares. The shares beneficially owned by Laifer include 694,062 shares beneficially owned by Laifer in its capacity as general partner of and investment adviser to Hilltop Partners, L.P. and 632,900 shares beneficially owned by Laifer in its capacity as investment adviser to various other clients. Laifer's holding is comprised of 950,400 shares of Common Stock, 313,228 shares of Series A Preferred which are convertible into 234,921 shares of Common Stock, and warrants to purchase 141,642 shares of Common Stock. Laifer has granted an irrevocable proxy to ReadyCash (as defined below) to vote its 950,400 shares of Common Stock. A more recent Schedule 13D dated March 31, 2000, filed by ReadyCash Investment Partners, L.P. indicates that Laifer has granted an irrevocable proxy to ReadyCash to vote 1,052,900 shares of Common Stock, instead of 950,000. The proxy expires on the earlier of June 24, 2001, or conversion of the Series A Preferred into Common Stock.

(7)
The information excludes shares owned by Mr. Paulsell's children, all of whom are adults. The information also excludes 443,930 shares owned by Mr. Paulsell's former wife, Marcia W. Zech. Mr. Paulsell disclaims beneficial ownership of all such shares.

(8)
The information provided includes 30,641 shares owned by Mr. Chan's wife and minor children.

(9)
This information is based in part upon a Schedule 13G dated January 16, 2001, and filed with the SEC, reporting that Marcia W. Zech had (i) sole voting power with respect to 443,930 shares and shared voting power with respect to no shares and (ii) sole dispositive power with respect to 443,930 shares and shared dispositive power with respect to no shares. The information provided excludes shares owned by Mrs. Zech's children and other relatives, all of whom are adults. The information also excludes 851,712 shares beneficially owned by her former husband, Frederick O. Paulsell. Mrs. Zech disclaims beneficial ownership of all such shares.

(10)
This information is based upon a Schedule 13G dated February 2, 2001, and filed with the SEC, reporting that Dimensional Fund Advisors, Inc. had (i) sole voting power with respect to 441,300 shares and shared voting power with respect to no shares and (ii) sole dispositive power with respect to all 441,300 shares.

(11)
This information is based upon a Schedule 13D dated February 14, 2001, and filed with the SEC, reporting that FBR Financial Services Partners, L.P. (the "Fund") has sole voting power and sole dispositive power with respect to all 421,035 shares, including warrants to purchase 103,574 shares. The Fund owns 423,281 shares of the Company's Series A Preferred which are convertible into 317,461 shares of Common Stock, and warrants to purchase 103,574 shares of Common Stock. The Fund has granted an irrevocable proxy to ReadyCash to vote its shares of Common Stock.

(12)
Consists of 43,994 shares owned by an individual retirement account for the benefit of Edward Cohen, 189,934 shares owned by a partnership, the partners of which include Edward Cohen and Daniel Cohen, and 66,250 shares which are represented by options which are exercisable within 60 days of March 1, 2001. Also includes 40,940 shares owned by a charitable foundation of which Edward Cohen and his spouse are trustees, which shares Edward Cohen disclaims beneficial ownership.

PROPOSAL 1

ELECTION OF DIRECTORS

    The Board of Directors is divided into three classes serving staggered three-year terms. The terms of office of Messrs. Denton and Godfrey expire in 2001. The terms of office of Messrs. D. Cohen, Mesznik and Tepper expire in 2002. The terms of office of Ms. Glaser and Messrs. E. Cohen, Paulsell and Stockton expire in 2003.

    Mr. Denton is nominated for a three-year term. Director Debbie Hurd Baptist passed away in 2000, and Mr. Hersh Kozlov was appointed by the Board of Directors in March 2001 to complete the remainder of Ms. Baptist's term, which expires in 2001. The Board of Directors has nominated Mr. Kozlov to serve an additional three-year term. The Board of Directors has also nominated Dr. Henry Sun for a three-year term to fill the position held now by Mr. Kent Godfrey who has decided not to seek an additional term as a director of the Company. Descriptions of the three nominees for election follow. For a description of the continuing directors, see "Background Information About Continuing Directors."

    Joseph G. Denton, 64, was elected a director in June 1998. He has been a Senior Principal with the Carreker Corporation since 1999 delivering e-Commerce strategy consulting to large super-regional banks. He was a Director and Senior Management Consultant with EDS, where he has consulted with banks internationally. From 1987 to 1994, Mr. Denton was a self-employed management consultant in Dallas, Texas. From 1984 to 1987, Mr. Denton was a partner with the accounting firm of Deloitte, Haskins and Sells where he was responsible for financial institutions consulting. Mr. Denton has held executive and senior officer positions in large regional banks and served at the board and policy making levels. Mr. Denton is also a former member of the Board of Directors of Bankwire, a consortium of banks that ran an administrative wire service between the members.

    Hersh Kozlov, 53, was appointed a director in March 2001. He is a partner in the law firm of Wolf, Block, Schorr and Solis-Cohen LLP. Before joining the firm of Wolf, Block, Schorr and Solis-Chohen LLP in March 2001, Mr. Kozlov was a partner with the law firm of Kozlov, Seaton, Romanini, Brooks & Greenberg since 1988. Mr. Kozlov serves on the Board of Directors of Jeff Banks Inc., and U.S. Healthcare Insurance Company.

    Henry Sun, 42, has been the Executive Director, President and CEO of Sun Inter-Technology Corp., a capital equipment and high-tech products investment, marketing and sales, and consulting company, since 1989. From 1987 to 1989, Dr. Sun was the Manager and Vice President of Quadra-Logic Technologies, Inc. Dr. Sun is a member of the Advisory Board of Jeff Banks Inc.

    It is the intention of the persons named in the accompanying form of proxy to vote for the three nominees, unless other instructions are given. Proxies cannot be voted for more than three nominees. Directors are elected by the vote of a plurality of the shares cast in person or by proxy at the meeting. Accordingly, the three nominees receiving the most votes at the meeting will be elected director to serve for three-year terms. Abstentions and broker non-votes will have no effect on the results of the vote. If any nominee is unable to stand for election for any reason, proxies will be voted for the election of a substitute proposed by the Board of Directors.

BACKGROUND INFORMATION ABOUT
CONTINUING DIRECTORS

    Edward E. Cohen, 62, was elected Chairman of the Board in June 1998. He has been the Chairman of the Board of Directors of Resource America, Inc., a specialty finance company, since 1990 and the Chief Executive Officer since 1988. Mr. Cohen has been the Chairman of the Board of Brandywine Construction & Management, Inc., property management company, since 1994. Mr. Cohen is the father of Daniel G. Cohen.

    Daniel Gideon Cohen, 31, was elected a director and Chairman of the Executive Committee of the Board of Directors in June 1998. Mr. Cohen was also elected Chairman of the Board of iATMglobal in March 2000. From 1995 through 2000, Mr. Cohen was an officer and director of Resource America, Inc.

    Frederick O. Paulsell, 61, has served as a director since 1984 and as Chairman of the Board from 1985 to 1998. Since January 1995, Mr. Paulsell has been a partner at Olympic Capital Partners, L.L.C., a Seattle-based investment banking firm. Mr. Paulsell serves on the Board of Directors of Costco Companies, Inc. and several privately held companies.

    Frederic P. Stockton, 49, was appointed President, Chief Executive Officer and a director in August 1997. Prior to joining TRM and since 1985, Mr. Stockton was employed by The Estey Corporation, a privately-held company with six business groups including vending, equipment distribution, food distribution, mobile catering, recreational properties and food service. From 1994 to 1997, he served as President and Chief Executive Officer.

    Joel R. Mesznik, 55, was elected a director in June 1998. Mr. Mesznik was elected Vice Chairman of the Board in May of 1999. He has been President of Mesco Ltd. since its inception in 1990. Mesco Ltd. is a financial advisory firm providing advisory services related to international financial transactions in a variety of industries. Mr. Mesznik serves on the Board of Directors of Resource Asset Investment Trust, a real estate investment trust, as well as on the Board of Directors of several non-public companies.

    Kenneth L. Tepper, 39, was elected a director in June 1998. He has been President, Chief Executive Officer and a Director of USABancShares.com, Inc., a federal bank holding company, since March 1995, and since December 1995, has also been President and Chief Executive Officer of BankPhiladelphia, USABancShares.com operating subsidiary. From January 1994 to November 1995, Mr. Tepper was Managing Director of Merchant BancShares, Inc., an investment banking firm specializing in community bank mergers and loan portfolio acquisitions. Mr. Tepper is a director of USACapital, Inc., a broker-dealer wholly owned by USABancShares.com, Inc.

    Slavka B. Glaser, 30, was elected a director in June 2000. She has been employed with JP Morgan Securities, working in the European Cash Equities group since September 2000 as an Institutional Sales person responsible for research coverage of US investment institutions. Prior to joining JP Morgan, Ms. Glaser was employed with Brown Brothers Harriman, a private banking and brokerage services company, since 1996, serving as a member of its US Institutional Sales Group.

CORPORATE GOVERNANCE

Information Concerning the Board of Directors and Certain Committees

    The Board of Directors held four formal meetings during 2000. Each of the directors attended at least 75% of all meetings of the Board of Directors and Committees on which they served. The Board of Directors currently consists of ten directors. Each class of directors consists of three directors, except the class with terms expiring in 2003 which has four directors.

    Standing committees of the Board of Directors are the Audit Committee, Compensation Committee, Executive Committee, Investment Committee and Nominating Committee.

    The Audit Committee reviews the scope and effectiveness of audits by the independent accountants, matters relating to the integrity of the Company's finances and financial statements and selects and recommends to the Board of Directors the engagement of independent accountants. The Committee held one formal meeting during 2000. The members of the Committee are Messrs. Denton (Chairman) and Godfrey, and both are "independent directors" within the meaning of Rule 4200 (a) (14) of the National Association of Securities Dealers' listing standards. For additional information about the Audit Committee, see "Audit Committee Matters."

    The Compensation Committee establishes and monitors executive officer compensation and administers the Company's 1996 Stock Option Plan and Employee Stock Purchase Plan. The Committee held two formal meetings during 2000. The members of the Committee are Messrs. Tepper (Chairman) and Mesznik.

    The Executive Committee exercises all authority of the Board of Directors between meetings of the Board of Directors. The Committee held one formal meeting during 2000. The members of the Committee are Messrs. Daniel G. Cohen (Chairman), Edward E. Cohen, Godfrey, Mesznik and Stockton.

    The Investment Committee evaluates and makes recommendations to the Board of Directors concerning potential merger and acquisition activities, significant capital investments and financial structuring. The Committee did not meet formally during 2000. The members of the Committee are Messrs. Denton (Chairman), Daniel G. Cohen and Paulsell.

    The Nominating Committee recommends persons for nomination as directors of the Company. The Committee will consider nominees recommended by shareholders for the 2002 annual meeting if submitted in writing to the Secretary of the Company prior to December 21, 2001. The Committee met informally on various occasions during 2000. The members of the Committee are Messrs. Edward E. Cohen (Chairman), Mesznik and Tepper.

Compensation Committee Interlocks and Insider Participation

    The Compensation Committee of the Board of Directors, consisting of Messrs. Tepper and Mesznik, makes determinations regarding the compensation of the Company's executive officers. No member of the Committee is an employee, or former employee, of the Company nor was any member of the Committee, or any of his or her affiliates, involved in any transaction with the Company during 2000. No executive officer of the Company is a director or executive officer of any entity of which any member of the Compensation Committee is a director or executive officer.

Certain Relationships and Related Transactions

    In the first quarter of 2000, the Company formed a subsidiary, iATMglobal.net ("iATM"), to deliver a unique distribution channel to access the Internet using its existing Automatic Teller Machines ("ATMs") initially and eventually rolling out the software capability worldwide to other ATMs.

    In the second quarter of 2000, iATM, the e-commerce infrastructure subsidiary of the Company acquired Strategic Software Solutions Limited, a leading developer of custom Internet solutions for ATMs for $2.7 million, most of which was recorded as goodwill. The accounting for this acquisition was treated as a business purchase combination. Strategic Software Solutions develops custom Internet and software solutions for ATMs manufactured by NCR Corporation. Strategic Software Solutions and NCR jointly market @tmLink, a unique Internet-based ATM uploading and notification product for NCR-built ATMs.

    In the third quarter of 2000, NCR, the largest global supplier of ATMs, made a strategic equity investment in iATM. NCR invested $5 million in exchange for 20% ownership interest in iATM and has agreed to enable iATM's e-commerce software on NCR ATMs.

    Substantially all $800,000 of the revenue and $300,000 in related receivables recorded by iATM in the year 2000 resulted from internet and software development performed by Strategic Software Solutions for NCR.

    Since the inception of the ATM business in 1999, TRM Corporation has purchased substantially all of its ATMs from NCR. In addition, NCR provides related maintenance and services for a portion of the Company's base of installed ATMs. In 1999 and 2000, respectively, the Company paid NCR $5.8 million and $13.2 million for equipment and services and had $294,000 and $1.2 million in accrued expenses for services and equipment from NCR.

    In the third quarter of 2000, iATM deposited $3.5 million in a cash money market account with thebancorp.com, an internet banking and financial services corporation. The account is completely liquid and available for use by iATM. Daniel Cohen is the Chairman of the Board of Directors of both iATM and thebancorp.com. In addition, Mr. Cohen has served as the Chairman of the Executive Committee of TRM Corporation since 1998.

Director Compensation

    As Chairman of the Board of Directors with continuing responsibility in the areas of strategic planning and corporate governance, Mr. Edward E. Cohen is paid a salary of $100,000 per year. Mr. Daniel G. Cohen, as Chairman of the Executive Committee of the Board of Directors with responsibility for management oversight between meetings of the Board of Directors, is paid a salary of $150,000 per year. In addition, the Company leases an automobile for use by Daniel Cohen. Mr. Daniel Cohen also serves as Chairman of the Board of Directors of iATM and is paid a salary of $150,000 per year.

    The remaining non-employee directors are paid $500 for each formal meeting of the Board of Directors or Committee which they attend. If Board and Committee meetings are held on the same day, only one attendance fee is paid. Board members do not receive compensation for telephone attendance at a meeting of the Board of Directors. In addition, members of the Board of Directors are paid an annual retainer of $12,000. Mr. Mesznik receives an additional retainer of $38,000 as Vice Chairman of the Board of Directors and member of the Executive Committee. Mr. Godfrey receives an additional retainer of $25,000 as a member of the Executive Committee. Mr. Tepper receives an additional retainer of $5,000 as Chairman of the Compensation Committee. Mr. Denton receives an additional retainer of $10,000 as Chairman of the Audit and Investment Committees.

    Pursuant to the Company's 1996 Stock Option Plan, each nonemployee director is automatically granted a nonstatutory stock option for 5,000 shares of the Company's Common Stock on the date of each annual shareholders meeting held during the time he or she serves as a nonemployee director. Each nonemployee director who is serving on the Executive Committee of the Board automatically is granted an additional nonstatutory stock option for 2,500 shares on the date of each annual shareholder meeting held during the time the director serves as a member of the Executive Committee. The exercise price for all options granted to nonemployee directors under the Plan is the fair market value of the Company's Common Stock on the date of grant. Each such option has a 10-year term and becomes fully exercisable on the first anniversary of the option grant, provided the director is then serving on the Board and, if applicable, on the Executive Committee.

EXECUTIVE COMPENSATION

Summary Compensation Table

    The following table sets forth the executive compensation paid by the Company during the years ended December 31, 2000, December 31, 1999, the six-month period ended December 31, 1998, and the fiscal year ended June 30, 1998, respectively, to the Chief Executive Officer and the four most highly compensated executive officers of the Company during 2000.

							Long-Term Compensation
			Compensation
							Securities Underlying Options
Name and Principal Position	Year		Salary		Bonus			Other Compensation
Frederic P. Stockton President and Chief Executive Officer	2000 1999 1998 1998	(3) (4) (5) (6)	$ $ $ $	322,924 322,500 105,000 178,062	$ $	100,000 — — 100,000	— 75,000 — 200,000	$ $ $ $	1,262 1,561 1,467 3,276	(7) (7) (8) (8)
Danial J. Tierney Senior Vice President of Sales and Marketing	2000 1999 1998 1998	(3) (4) (5) (6)	$ $ $ $	163,750 150,000 72,334 118,008	$ $ $ $	50,000 10,000 10,000 34,780	— 60,000 — 10,000	$	— — — 4,007	(8)
Paul M. Brown Chief Operating Officer and Senior Vice President of Operations	2000 1999 1998 1998	(3) (4) (5) (6)	$ $ $ $	178,750 150,000 65,962 93,182	$ $ $	50,000 10,000 — 30,000	— 40,000 — 100,000		— — — —
Kathleen O. Hoogerhuis Vice President— ATM Business(1)	2000 1999 1998	(3) (4) (5)	$ $ $	158,338 120,000 18,140		$30,000 — —	— — 70,000		— — —
Daniel L. Spalding Vice President of Finance and Chief Financial Officer(2)	2000	(3)		$105,453		$—	50,000		—

(1)
Ms. Hoogerhuis commenced employment with the Company on September 29, 1998.

(2)
Mr. Spalding commenced employment with the Company on April 24, 2000.

(3)
Reflects compensation paid during the fiscal year ended December 31, 2000.

(4)
Reflects compensation paid during the fiscal year ended December 31, 1999.

(5)
Reflects compensation paid during the six-month period ended December 31, 1998.

(6)
Reflects compensation paid during the fiscal year ended June 30, 1998.

(7)
Reflects lease payments made by the Company for use of an automobile by Mr. Stockton.

(8)
Reflects contributions to the Company's Profit Sharing Retirement Plan.

Stock Option Grants During the Year Ended December 31, 2000

    The following table provides information regarding stock options granted to the executive officers named in the Summary Compensation Table during the year ended December 31, 2000.

Individual Grants
Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Percent of Total Options Granted to Employees in Fiscal Year
Number of Shares Underlying Options Granted
				Exercise Price Per Share	Expiration Date
Name						5%	10%
Frederic P. Stockton	—		—	—	—	—	—
Danial J. Tierney	—		—	—	—	—	—
Paul M. Brown	—		—	—	—	—	—
Kathleen O. Hoogerhuis	—		—	—	—	—	—
Daniel L. Spalding	50,000	(2)	50%	$5.50	4/18/10	$172,946	$438,279

(1)
In accordance with rules of the Securities and Exchange Commission, these amounts are the hypothetical gains or "option spreads" that would exist for the respective options based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term.

(2)
The option vests 33% a year over three years from the date of grant.

Option Exercises and Holdings

    The following table indicates (i) stock options exercised by the executive officers named in the Summary Compensation Table during the last fiscal year, (ii) the number of shares subject to exercisable (vested) and unexercisable (unvested) stock options as of December 31, 2000, and (iii) the fiscal year-end value of "in-the-money" unexercised options.

			Number of Unexercised Options at Fiscal Year End		Value of Unexercised In-The-Money Options at Fiscal Year End(2)
	Shares Acquired on Exercise
Name		Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Frederic P. Stockton	—	—	218,750	56,250	$—	$—
Danial J. Tierney	—	—	87,000	50,000	$—	$—
Paul M. Brown	—	—	110,000	30,000	$—	$—
Kathleen O. Hoogerhuis	—	—	27,999	42,001	$—	$—
Daniel L. Spalding	—	—	—	50,000	$—	$—

(1)
Aggregate market value of the shares covered by the option, less the aggregate price paid by the executive.

(2)
Based on the fair market value of the Company's stock as of December 31, 2000. Values are stated on a pretax basis.

Employment Agreements

    Ms. Kathleen O. Hoogerhuis entered into a new employment letter agreement with the Company in October 1999. Under the terms of the employment agreement, Ms. Hoogerhuis is to be paid an initial annual salary of $140,000, to be reviewed annually, and is eligible for incentive compensation based on performance criteria to be determined between Ms. Hoogerhuis and the Company. Upon commencement of employment with the Company, and under an earlier employment contract, Ms. Hoogerhuis received options to purchase 70,000 shares of the Company's stock that vest ratably at 20 percent per year and expire ten years from the date of grant. In the event Ms. Hoogerhuis is terminated by the Company other than "for cause," Ms. Hoogerhuis will receive a severance payment equal to six months' salary, plus one month's salary for each year of employment up to a maximum of 12 months' pay.

    Mr. Paul M. Brown entered into a new employment letter agreement with the Company in January 2000. Under the terms of the employment agreement, Mr. Brown is to be paid an annual salary of $165,000, and is eligible for incentive compensation based on performance criteria to be determined between Mr. Brown and the Company. Upon commencement of employment with the Company in 1997 and under an earlier employment contract, Mr. Brown received options to purchase 100,000 shares of the Company's stock that vest ratably at 20 percent per year and expire ten years from the date of grant. All of Mr. Brown's options became fully vested on the closing of the investment in the Company by ReadyCash. In 1999, Mr. Brown also received options to purchase 40,000 shares of the Company's stock that vest at a rate of 25 percent per year and expire 10 years after the date of grant. In the event Mr. Brown is terminated by the Company other than "for cause," Mr. Brown will receive a severance payment equal to six months' salary, plus one months' salary for each year of employment, up to a total of 12 months.

    The Company and Mr. Frederic P. Stockton entered into an employment letter agreement in August 1997. Pursuant to the agreement, Mr. Stockton is to be paid an annual salary of $210,000 that will be reviewed annually by the Company's Board of Directors. The Company also agreed to pay Mr. Stockton a $60,000 bonus if the Company achieves earnings targets set by the Board of Directors, and an additional $60,000 bonus if Mr. Stockton meets certain performance criteria established by the Board of Directors. Mr. Stockton is also provided with the use of a Company car. In 1997, Mr. Stockton received options to purchase 200,000 shares of the Company's stock that became fully vested on the closing of the investment in the Company by ReadyCash, expire 10 years after the date of the employment agreement. In 1999, Mr. Stockton also received options to purchase 75,000 shares of the Company's stock that vest at a rate of 25 percent per year and expire 10 years after the date of grant. In the event of a "change of control" of the Company, the agreement provides for these options to vest immediately. If Mr. Stockton is terminated by the Company, the terms of the employment agreement provide for a severance payment to Mr. Stockton equal to 12 months' salary.

    Mr. Danial J. Tierney entered into a new employment agreement with the Company in January 2000. Under the terms of the employment agreement, Mr. Tierney is to be paid an annual salary of $165,000, subject to annual review, and is eligible for incentive compensation based on performance criteria to be determined between Mr. Tierney and the Company. In the event Mr. Tierney is terminated by the Company other than "for cause," Mr. Tierney will receive a severance payment equal to six months' salary, plus one month's salary for each year of employment up to a maximum of 12 months' pay.

    Mr. Daniel L. Spalding entered into an employment agreement with the Company in April 2000. Under the terms of the employment agreement, Mr. Spalding is to be paid an initial annual salary of $175,000, to be reviewed annually, and is eligible for incentive compensation based on performance criteria to be determined between Mr. Spalding and the Company. Upon commencement of employment with the Company, Mr. Spalding received options to purchase 50,000 shares of the Company's stock that vest ratably at 33 percent per year and expire ten years from the date of grant. In the event Mr. Spalding is terminated by the Company other than "for cause," Mr. Spalding will receive a severance payment equal to six months' salary, plus one month's salary for each year of employment up to a maximum of 12 months' pay.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION(1)

Compensation Committee

    All of the actions regarding compensation of executive officers of the Company during the year ended December 31, 2000, were taken by the Compensation Committee of the Board of Directors (the "Committee"), which is composed of two outside directors. Pursuant to authority delegated by the Board, the Committee makes determinations concerning compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company and is responsible for developing and making recommendations to the Board of Directors with respect to the Company's executive compensation policies. During the year ended December 31, 2000, the Committee also administered the Company's 1996 Stock Option Plan and the Company's Restated 1986 Stock Incentive Plan.

    Section 162(m) of the Code limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year. It is anticipated that the levels of salary and bonus to be paid by the Company will not exceed that limit.

Executive Officer Compensation

    The Company's executive officer compensation is based on several general principles, which are summarized below:

  •
  Encourage long-term success and align shareholder interests with management interests by giving TRM's executives the opportunity to acquire stock in TRM

  •
  Reward initiative of TRM's executive officers

  •
  Link corporate and individual performance to compensation

  •
  Provide competitive total compensation which enables TRM to attract and retain key executives

    The Company's executive compensation program consists of base salary, annual cash incentive compensation in the form of discretionary bonuses and discretionary long-term incentive compensation in the form of stock options. This program is designed to reflect pay for performance that is tied to the Company's, as well as the individual's performance.

    Base Salary.  During the year ended December 31, 2000, the salaries established for executive officers other than the Chief Executive Officer were determined by the Committee after considering the Company's size and complexities relative to other public companies. In determining salaries, the Committee took into account job responsibilities, individual experience and individual performance. Each executive officer's salary is reviewed annually, and increases to base salary are made to reflect competitive market increases and the individual factors described above.

    Cash Bonuses.  In 2000 executive officers of TRM were eligible for payment of an annual cash bonus based upon company-wide and individual performance criteria as determined between the officer and the Company.

    Long-Term Incentives-Stock Options.  The Company's primary long-term incentive compensation is through stock options. The Company has a stock option plan in which key employees of the Company, including executive officers, are eligible to participate. The Board of Directors and the Committee believes that the availability of stock incentives is an important factor in the Company's ability to attract and retain key employees, to provide an incentive for them to exert their best efforts on behalf of the Company and to further align their interests with shareholders. Initial options granted to executive officers depend on the level of responsibility and position, and subsequent grants are made based on the Committee's subjective assessment of performance, among other factors. Options granted to executive officers generally become exercisable in equal increments over a four- or five-year period. The compensation committee believes that stock options with these features provide an incentive for

(1)
This section, the section entitled "Report of the Audit Committee" and the section entitled "Comparison of Cumulative Total Return" are not "soliciting material," are not deemed "filed" with the Securities and Exchange Commission and are not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Act of 1934, regardless of date or any general incorporation language in such filing.

  executives to remain in the employ of the Company and reward executive officers and other key employees for performance that results in increases in the market price of TRM's common stock—which directly benefits all shareholders. Stock option grants to certain executive officers during the year ended December 31, 2000 are reflected in the Summary Compensation Table and the stock option tables.

Chief Executive Officer Compensation

    The 2000 salary established for the President and Chief Executive Officer was determined by the Committee after considering salaries offered by the Company's competitors, the Company's size and complexities relative to other public companies, and the Company's desire to retain a skilled senior executive. In determining salary, the Committee takes into account the Chief Executive Officer's employment agreement signed at hire plus individual performance during the year. The Compensation Committee met in March 2001 to review the CEO's 2001 salary and established it at $350,000 effective April 1, 2001.

Compensation Committee Report Submitted By: Kenneth L. Tepper Joel R. Mesznik

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

    In connection with the Company's audited financial statements for the year ended December 31, 2000, the Audit Committee (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61; and (3) received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 and discussed with the independent auditors the independent auditors' independence. Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.

Joseph G. Denton Kent A. Godfrey

Principal Accounting Firm Fees

    The Company incurred the following fees for services performed by the Company's principal accounting firm, PricewaterhouseCoopers LLP, in fiscal year 2000:

Audit Fees	$224,000	(1)
All Other Fees	$327,000	(2)

Total	$551,000

(1)
Fees for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000 and the review of the financial statements included in the Company's Forms 10-Q for the fiscal year ended December 31, 2000 are $224,000, or which an aggregate amount of $73,000 has been billed through December 31, 2000.

(2)
Represents the aggregate fees billed for all other services rendered by PricewaterhouseCoopers LLP for the fiscal year ended December 31, 2000.

Stock Performance Graph

    The following graph provides a comparison of the cumulative total shareholder return for the period December 31, 1995 through December 31, 2000 for (i) the Company's Common Stock, (ii) the Nasdaq Stock Market (US) and (iii) the Nasdaq Retail Trade Index, in each case assuming the investment of $100 on December 31, 1995 and the reinvestment of any dividends; the Company has never paid dividends on its Common Stock.

APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors has selected PricewaterhouseCoopers LLP as independent auditors for the Company for the fiscal year ending December 31, 2001. This firm has served as the Company's auditors since 1999. The decision of the Board of Directors is based on the recommendation of the Audit Committee. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Reports of all transactions in the Company's Common Stock by insiders are required to be filed with the SEC pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Based solely on its review of copies of these reports and presentations of such reporting persons, the Company believes that during 2000 such SEC filing requirements were satisfied except for one stock transaction for each of Edward Cohen, a director, Fred Paulsell, a director, Joel Mesznik, a director, Kent Godfrey, a director, Joseph Denton, a director, Kenneth Tepper, a director, and Frederic Stockton, a director and an executive officer, which was reported late on one Form 5, and six stock transactions relating to stock owned by Daniel Cohen, a director, which was reported late on five Forms 4 and one on Form 5, and one stock transaction relating to stock owned by Danial Tierney, an executive officer, which was reported late on one Form 5.

SHAREHOLDER PROPOSALS

Shareholder Proposals to be Included in the Company's Proxy Statement

    A shareholder proposal to be considered for inclusion in proxy materials for the Company's 2002 annual meeting must be received by the Company not later than December 21, 2001.

Shareholder Proposals Not in the Company's Proxy Statement

    Shareholders wishing to present proposals for action at an annual meeting must do so in accordance with the Company's Bylaws. A shareholder must give timely notice of the proposed business to the Secretary. To be timely, a shareholder's notice must be in writing, delivered to or mailed and received at the principal executive offices of the Company not less than 30 days nor more than 60 days prior to that year's annual meeting; provided, however, that in the event less than 30 days' notice of the meeting is given or made to shareholders, notice by the shareholder, to be timely, must be received no later than the close of business on the tenth day following the date on which such notice of the annual meeting was mailed. For each matter the shareholder proposes to bring before the meeting, the notice to the Secretary must include (i) a brief description of the matter proposed to be brought before the meeting, (ii) the name and address, as they appear in the Company's books, of the shareholder proposing such business, (iii) the class and number of shares of the Company that are beneficially owned by the shareholder and (iv) any material interest of the shareholder in such matter. The presiding officer at the annual meeting may, if in the officer's opinion the facts warrant, determine that business was not properly brought before the meeting in accordance with the Company's Bylaws. If such officer does so, such officer shall so declare to the meeting and any such matter shall not be considered or acted upon. For purposes of the Company's 2002 annual meeting, such notice, to be timely, must be received by the Company between April 22, 2002 and May 22, 2002. In addition, (assuming the Company gives shareholders 30 days' notice of the annual meeting and the date of the 2002 Annual Meeting is on a corresponding date to the 2001 Annual Meeting), if notice of any shareholder proposal to be raised at next year's annual meeting of shareholders is received by the Company at its principal executive offices before April 22, 2002, or after May 22, 2002, proxy voting on that proposal when and if raised at the 2002 annual meeting will be subject to the discretionary voting authority of the designated proxy holders.

    Shareholders wishing to nominate directly candidates for election to the Board of Directors at an annual meeting must do so in accordance with the Company's Bylaws by giving timely notice in writing to the Secretary as described above. The notice shall set forth (i) the information described by Items 401(a), (e) and (f) and Item 403(b) of Regulation S-K under the Securities Act of 1933, as amended, (ii) the class and number of shares of the Company which are beneficially owned by the nominating shareholder, and (iii) any material interest of the shareholder or of the nominee in the Company. The presiding officer at the annual meeting shall determine whether any nomination was properly brought before the annual meeting in accordance with the Company's Bylaws. If such officer determines that any person has not been properly nominated, such officer shall so declare at the meeting and any such nominee shall not be considered in the election.

OTHER MATTERS

    The notice of annual meeting of shareholders provides for transaction of such other business as may properly come before the meeting. As of the date of this proxy statement, the Board of Directors has been advised of no matters to be presented for discussion at the meeting. However, the enclosed proxy gives discretionary authority to the persons named in the proxy in the event that any other matters should be properly presented to the shareholders.

Portland, Oregon
April 23, 2001

REVOCABLE PROXY
[TRM CORPORATION LOGO]

/X/ PLEASE MARK VOTES AS IN THIS EXAMPLE

THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS FOR
THE 2001 ANNUAL MEETING OF SHAREHOLDERS—
JUNE 7, 2001

The undersigned hereby appoints Frederic P. Stockton and Daniel Spalding, and each of them, as proxies with full power of substitution, and authorizes them to represent and to vote on behalf of the undersigned all shares which the undersigned would be entitled to vote if personally present at the 2001 Annual Meeting of Shareholders of TRM CORPORATION to be held on June 7, 2001, and any adjournments thereof, with respect to the following:

Please be sure to sign and date this Proxy in the box below.	Date
Shareholder sign above	Co-holder (if any) sign above
		For	Withhold	For All Except
1.	ELECTION OF DIRECTORS: Joseph G. Denton Hersh Kozlov Henry Sun	/ /	/ /	/ /
INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below:

2.	Transaction of any business that properly comes before the meeting or any adjournment thereof. A majority of the proxies or substitutes at the meeting may exercise all the powers granted thereby.
/ /	/ /	/ /
For	Against	Abstain

Either or both of the proxies (or substitutes) present at the meeting may exercise all powers granted hereby.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS. IN ADDITION, THE PROXIES MAY VOTE AT THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

    Please date and sign exactly as your name or names appear hereon. If more than one name appears, all should sign. Joint owners should each sign personally. Corporate proxies should be signed in full corporate name by an authorized officer and attested. Persons signing in a fiduciary capacity should indicate their full title and authority.

QuickLinks

PROXY STATEMENT
VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS
PROPOSAL 1 ELECTION OF DIRECTORS
BACKGROUND INFORMATION ABOUT CONTINUING DIRECTORS
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION(1)
AUDIT COMMITTEE MATTERS
APPOINTMENT OF INDEPENDENT AUDITORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS
OTHER MATTERS
REVOCABLE PROXY [TRM CORPORATION LOGO]
/X/ PLEASE MARK VOTES AS IN THIS EXAMPLE
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2001 ANNUAL MEETING OF SHAREHOLDERS— JUNE 7, 2001